CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Brenham Oil & Gas Corp.
(An Exploration Stage Company)
Kemah, Texas

We hereby consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated September 21, 2010 relating to the consolidated financial statements of Brenham Oil and Gas Corp. as of December 31, 2009 and 2008 and for the years then ended and for the period from November 7, 1997 (inception) to December 31, 2009.  We also consent to the reference to our firm under the heading "Experts" appearing therein.
/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

January 3, 2011